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                                                                    EXHIBIT 99.7

                              AMENDMENT NUMBER 1 TO
                      CONSULTING SERVICES AGREEMENT BETWEEN

                           PLAYNET TECHNOLOGIES, INC..
                                       AND
                                 HENRY STEENECK

              RE: STRATEGIC AND BUSINESS PLANNING ADVISORY SERVICES

THIS AMENDMENT (hereinafter referred to as the "Amendment") effective as of the 1st day of August, 1997 by and between PlayNet Technologies, Inc., a corporation organized under the laws of the state of Delaware with a place of business at One Maritime Plaza, San Francisco, California 94111 (hereinafter referred to as "PlayNet"), and Henry Steeneck, an individual, with a place of business at 2676 Old Yorktown Road, Yorktown Heights, New York 10598 (hereinafter referred to as "Consultant") amends that certain Consulting Services Agreement between the parties, dated July 16, 1997 (the "Consulting Agreement").

In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1. Paragraph 2 of the Consulting Agreement is amended by increasing the compensation due thereunder to add an additional Forty Thousand (40,000)] shares of Common Stock of PlayNet, par value $.001 per share) (the "Shares") in lieu of any cash payment for the Services, in addition to the Eighteen Thousand (18,000) shares of Common Stock previously issued to Consultant as compensation. The Shares shall be free and clear of all liens and shall be registered by PlayNet, at its expense, with the Securities and Exchange Commission on Form S-8 as soon as practicable after the date hereof. Additional compensation, if any, in cash or stock, will be issued, as needed and mutually agreed upon by both PlayNet and Consultant.

2. Other than as specifically amended hereby, the terms and conditions of the Consulting Agreement shall remain in full force and effect.

3. This Amendment and the Consulting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.


     HENRY STEENECK                                 PLAYNET TECHNOLOGIES, INC.


By:  /S/ Henry Steeneck                      By:    /s/ Shmuel Cohen
    ------------------------                     -------------------------------
         Henry Steeneck                             Shmuel Cohen
                                                    President and
                                                    Chief Executive Officer

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